EXHIBIT 99.1

NEWS RELEASE

For more information:

Media:	Investor Relations:
Jim Sheehan	Martha Schaefer
978/897-0100 x3064	978/897-0100 x3030
jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange International Announces Third Quarter Fiscal 2007 Results

•	Quarterly revenue up 20% year over year

•	Strengthened balance sheet with $11 million increase over Q2 in cash and investments

•	VOD-driven growth sustainable into next year

ACTON, Mass. (December 6, 2006) – SeaChange International, Inc. (Nasdaq: SEAC), a leader in digital video systems, today announced financial results for its fiscal third quarter ended October 31, 2006. Total revenues for the quarter were $42.3 million, a 20% increase compared to total revenues of $35.3 million for the third quarter of fiscal 2006. Net loss for the third quarter was $1.0 million, or $0.04 per share, compared with a net loss of $2.1 million, or $0.07 per share for the same period last year. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and stock-based compensation expense) in the third quarter of fiscal 2007 was $2.4 million as compared to a loss of $1.1 million in the third quarter of fiscal 2006.(1)

Total revenues for the first nine months of fiscal 2007, ended October 31, 2006, were $121.3 million, a 30% increase from total revenues of $93.0 million for the first nine months of fiscal 2006. The net loss was $4.4 million, or $0.15 per share, compared with a net loss of $9.2 million, or $0.33 per share, for the same period last year. Adjusted EBITDA for the first nine months of fiscal 2007 was $5.9 million as compared to a loss of $7.2 million for the first nine months of fiscal 2006.

The Company ended the third quarter of fiscal 2007 with cash, cash equivalents and marketable securities of $55.0 million and no debt, compared to $43.7 million and no debt at the end of the second quarter. The increase in cash and investments of $11.3 million during the third quarter stemmed largely from a $9.6 million reduction in accounts receivable due to improved customer collection efforts during the quarter.

Revenues in the third quarter of fiscal 2007 from the Company’s Broadband segment, which includes Video on Demand (VOD) and Advertising Insertion hardware and software, were $24.5 million, an increase of $6.4 million or 35% higher than comparable revenue in the third quarter of fiscal 2006. Year over year revenue growth in the Broadband segment for the third quarter was driven by a 74% increase in VOD system revenue, from $8.6 million in the third quarter of last year to $15.0 million in the third quarter of this year, as the Company continued to see strong demand from North American cable customers as well as increased order activity from select EMEA (Europe, Middle East, Africa) accounts. Combined with incremental software revenue in this year’s third quarter, VOD product revenue growth was partially offset by lower Advertising Insertion revenue due to an unusually large number of systems accepted by customers in last year’s third quarter that had been shipped in prior quarters. Total Services segment revenue for the third quarter of fiscal 2007 was $16.2 million, $3.0 million higher than comparable revenue from last year’s third quarter due to increased VOD-related services revenue tied to an increased installed base of VOD systems as well as higher revenues from the Company’s On Demand Group (ODG) subsidiary.

“We’re happy with our results this quarter in both revenue and cash growth,” said Bill Styslinger, president and CEO, SeaChange International. “We’ve been talking about consistent improvement of our financial performance, and, following the record revenue performance in the second quarter, we’re continuing to make year over year progress.”

“It’s clear that we’re benefiting from the strength of the video on demand business in North America and a steady increase in VOD adoption in other parts of the world, translating into another quarter of sequential VOD revenue growth,” Styslinger continued. “The factors that have been driving our growth this year are continuing, and we expect to maintain our strong performance as increased demand for VOD content and subscriber usage drive increased storage and streaming capacity. We will continue to expand internationally and into new telco markets. And, our software continues to contribute to our results and deliver recurring revenues.”

“Fiscal 2007 has been a very strong year for SeaChange with robust year-over-year revenue growth and substantially improved bottom line and adjusted EBITDA performance,” Styslinger concluded. “We expect the favorable industry trends driving our top-line growth to continue and anticipate that our revenues for the first half of next year will be higher than our revenues for the second half of this year.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

(1) Adjusted EBITDA is a non-GAAP number that the Company defines as net income excluding interest, taxes, depreciation, amortization and stock-based compensation expenses. A reconciliation of Adjusted EBITDA to net income for these periods is contained in the financial schedules that accompany this release. Adjusted EBITDA is an important measurement used by management to measure the cash generated from or used for operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the ability of the Company to integrate businesses acquired by the Company, including The On Demand Group Limited; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including Casa Systems; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 17, 2006. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

# # #

* SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc.

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,	October 31,	October 31,	October 31,
	2006	2005	2006	2005
Revenues	$42,254	$35,321	$121,261	$93,028
Cost of revenues	22,680	20,711	62,490	55,730

Gross profit	19,574	14,610	58,771	37,298
Operating expenses:
Research and development	9,773	8,797	30,667	25,136
Selling and marketing	5,703	4,927	16,833	14,518
General and administrative	4,864	3,710	14,261	9,829
Amortization of intangibles	1,410	800	4,230	1,161

	21,750	18,234	65,991	50,644

Loss from operations	(2,176)	(3,624)	(7,220)	(13,346)
Interest income, net	332	461	939	1,544

Loss before income taxes and equity income in earnings of affiliates	(1,844)	(3,163)	(6,281)	(11,802)
Income tax benefit	358	1,150	1,079	2,275
Equity income (loss) in earnings of affiliates	453	(95)	773	283

Net loss	$(1,033)	$(2,108)	$(4,429)	$(9,244)

Basic loss per share	$(0.04)	$(0.07)	$(0.15)	$(0.33)

Diluted loss per share	$(0.04)	$(0.07)	$(0.15)	$(0.33)

Weighted average common shares outstanding –
Basic	29,031	28,308	28,731	28,258

Diluted	29,031	28,308	28,731	28,258

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	October 31,	January 31,
	2006	2006
Assets
Current assets:

Cash and cash equivalents	$34,855	$21,594
Marketable securities	4,196	14,596
Accounts receivable and unbilled receivables, net	32,243	34,472
Inventories	18,067	19,299
Prepaid expenses and other current assets	6,582	7,875

Total current assets	95,943	97,836

Property and equipment, net	30,726	27,191
Marketable securities	15,967	24,689
Investments in affiliates	13,443	12,812
Intangibles, net	14,480	18,904
Goodwill	23,319	20,379
Other assets	5,157	5,363

	$199,035	$207,174

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable and accrued expenses	$16,332	$26,410
Customer deposits	5,078	2,170
Deferred revenue	18,533	20,045
Income taxes payable	364	2,843
Deferred tax liability – short term	587	556

Total current liabilities	40,894	52,024

Deferred tax liability – long-term	991	1,353

Common stock and other equity	182,994	176,523
Accumulated deficit	(26,693)	(22,264)
Accumulated other comprehensive loss	849	(462)

Total stockholders’ equity	157,150	153,797

	$199,035	$207,174

SeaChange International, Inc.

Reconciliation between Condensed Consolidated Statements of Operations and Earnings before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation

(Adjusted EBITDA)

(In thousands)

	Three months ended		Nine months ended
	October 31,	October 31,	October 31,	October 31,
	2006	2005	2006	2005
Net loss	$(1,033)	$(2,108)	$(4,429)	$(9,244)
Income tax benefit	(358)	(1,150)	(1,079)	(2,275)
Interest income, net	(332)	(461)	(939)	(1,544)
Equity (income) loss in the earnings of affiliates	(453)	95	(773)	(283)
Stock compensation expense	905	—	2,644	—
Depreciation and amortization	3,678	2,523	10,460	6,100

Adjusted EBITDA	$2,407	$(1,101)	$5,884	$(7,246)